                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                              STANT CORPORATION
                                      AT
                             $21.50 NET PER SHARE
                                      BY
                            E&W ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 TOMKINS PLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

   IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT (AS DEFINED HEREIN), BESSEMER CAPITAL PARTNERS, L.P., THE BENEFICIAL OWNER OF
APPROXIMATELY 56.9% OF THE OUTSTANDING SHARES, AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER.

   THE BOARD OF DIRECTORS OF STANT CORPORATION (THE "COMPANY") HAS APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                  IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share, of the Company (the "Shares"), should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.

                     The Dealer Manager for the Offer is:

                                 BZW [LOGO]





April 11, 1997

                              TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                 --------
INTRODUCTION  ..................................................................................      1
    1.   Terms of the Offer.....................................................................      3
    2.   Acceptance for Payment and Payment for Shares..........................................      5
    3.   Procedures for Tendering Shares........................................................      6
    4.   Withdrawal Rights......................................................................      8
    5.   Certain Federal Income Tax Consequences................................................      8
    6.   Price Range of Shares; Dividends.......................................................      9
    7.   Effect of the Offer on the Market for the Shares; Nasdaq Quotation and Exchange Act
           Registration.........................................................................     10
    8.   Certain Information Concerning the Company.............................................     10
    9.   Certain Information Concerning the Purchaser and Parent................................     12
   10.   Source and Amount of Funds.............................................................     13
   11.   Background of the Offer; Contacts with the Company.....................................     13
   12.   Purpose of the Offer, Merger, Merger Agreement and Stockholder Agreement ..............     14
   13.   Dividends and Distributions............................................................     23
   14.   Conditions to the Offer................................................................     23
   15.   Certain Legal Matters..................................................................     25
   16.   Fees and Expenses......................................................................     26
   17.   Miscellaneous..........................................................................     27
Schedule I--DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER  ........................  I-1

To the Holders of Common Stock of
STANT CORPORATION:

                                 INTRODUCTION

   E&W Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Tomkins PLC, a corporation organized under the laws of England (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Stant Corporation, a Delaware corporation (the "Company"), at $21.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees of BZW, the investment banking division of Barclays Bank PLC ("BZW"), which is acting as the Dealer Manager (the "Dealer Manager"), and all fees and expenses of Citibank, N.A., which is acting as the Depositary (the "Depositary"), and of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). See Section 14.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 9, 1997 (the "Merger Agreement"), by and among the Company, Tomkins Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Tomkins Corporation"), and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Tomkins Corporation, the Purchaser or any other subsidiary of Tomkins Corporation or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest. See Section 12.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Morgan Stanley & Co. Incorporated, the Company's financial advisor
("Morgan Stanley"), has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

   The Merger Agreement provides that promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser shall be entitled to designate up to such number of directors on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Tomkins Corporation bears to (ii) the number of such

Shares outstanding. Notwithstanding the foregoing, Tomkins Corporation and the Purchaser have agreed that, until the Effective Time, the Board of Directors of the Company shall have at least two directors who were directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors") or shall have at least three Independent Directors in the event the total number of directors on the Board of Directors of the Company is greater than six; provided, however, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Tomkins Corporation or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In the Merger Agreement, the Company has agreed to take all action requested by Tomkins Corporation necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder, and to promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 12. Under the Company's Restated Certificate of Incorporation and Delaware law, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

   Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Tomkins Corporation, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware law, a significantly longer period of time will be required to effect the Merger. See Section 12.

   The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as practicable after the Expiration Date (as hereinafter defined). The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment. The Offer will not remain open following the time Shares are accepted for payment.

   In connection with the execution of the Merger Agreement, Tomkins
Corporation and the Purchaser entered into a Stockholder Agreement, dated as of April 9, 1997 (the "Stockholder Agreement"), with Bessemer Capital
Partners, L.P. (the "Selling Stockholder"), the beneficial owner of an aggregate of 9,229,595 Shares, or approximately 56.9% of the Shares outstanding on April 9, 1997 (50.1% of the outstanding Shares on a fully diluted basis). Pursuant to the Stockholder Agreement, the Selling Stockholder has agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Selling Stockholder not later than the fifth business day after the commencement of the Offer. The Stockholder Agreement provides that Purchaser has an irrevocable option to acquire from the Selling Stockholder, at $21.50, all of the Selling Stockholder's Shares if (i) the Merger Agreement is terminated in accordance with (3) or (4) under "Termination of the Merger Agreement" below or (ii) the Merger Agreement is terminated in accordance with (2)(a) under "Termination of the

Merger Agreement" below and (x) the Selling Stockholder shall have breached its agreement to tender its Shares pursuant to the Offer or (y) at the time of such termination, the Minimum Condition shall not have been satisfied. Subject to certain conditions specified in the Stockholder Agreement, such option is exercisable in whole but not in part for the 120 day period following the first to occur of the foregoing events. The Stockholder Agreement is more fully described in Section 12.

   In addition, in connection with the execution of the Merger Agreement, Tomkins Corporation, the Purchaser and W. Thomas Margetts, the Senior Vice President--Corporate Development of the Company and the beneficial owner of 204,099 Shares (or approximately 1% of the outstanding Shares on a fully diluted basis), of which 202,299 are Shares issuable upon exercise of Stock Options, entered into a letter agreement (together with the Merger Agreement and the Stockholder Agreement, the "Operative Agreements") pursuant to which Mr. Margetts agreed that if he were to exercise any of his Stock Options during the pendency of the Offer, he would validly tender (or cause the record owner of such shares to validly tender), and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares issued upon such exercise. In addition, Mr. Margetts also agreed not to exercise his Stock Options following consummation of the Offer.

   According to the Company, as of April 9, 1997 there were 16,226,815 Shares issued and outstanding, no Shares held by the Company in its treasury, 1,217,481 Shares reserved for issuance pursuant to the Company's outstanding employee stock options ("Plan Options") granted pursuant to stock option programs or arrangements of the Company (the "Stock Plans"), of which Plan Options covering 485,400 Shares have been granted subject to obtaining approval of the Company's stockholders at the Company's 1997 Annual Meeting of Stockholders and (absent such approval) will not become exercisable as a result of the transactions contemplated by the Operative Agreements (the "Conditional Options"), and 1,457,602 Shares reserved for issuance pursuant to other options ("Other Options" and, together with the Plan Options, the "Stock Options") granted to employees and former employees of the Company. Pursuant to the Merger Agreement, the Company has agreed to postpone its 1997 Annual Meeting of Stockholders during the pendency of the Offer. Accordingly, for purposes of the Offer, "fully diluted basis" assumes that no Shares will be issued upon exercise of the Conditional Options. Based upon the foregoing information, the Minimum Condition would be satisfied if 9,208,250 Shares were validly tendered. Accordingly, upon tender into the Offer of the 9,229,595 Shares beneficially owned by the Selling Stockholder, the Minimum Condition will be satisfied.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 8, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, reduce the number of Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, except as provided in the next two sentences, extend the Offer, change the form of consideration payable in the Offer, or waive or modify the Minimum Condition. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase Shares set forth in paragraphs (a), (b) and (e) under "Conditions to the Offer" below, shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clauses (i), (ii) or
(iii) of this sentence. In addition, the Purchaser shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 1997.

   The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service and the London Stock Exchange.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. Subject to the applicable rules of the SEC and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any such regulatory approvals specified in Section 14, including approval under the HSR Act. See Sections 14 and 15. The Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Shares regardless of cause may not exceed an "unreasonable length of time." Accordingly, if it appears at the time that the Offer is scheduled to expire that the approval under the HSR Act specified in Section 14 hereof is not likely to be obtained within a reasonable length of time thereafter, the Purchaser will either extend the Offer or terminate the Offer.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

   If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES

   Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

     (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market System trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

   BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A STOCKHOLDER DOES NOT PROVIDE SUCH STOCKHOLDER'S CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON SUCH STOCKHOLDER AND PAYMENTS THAT ARE MADE TO SUCH STOCKHOLDER WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING AT A RATE OF 31%. ALL STOCKHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY). SEE INSTRUCTION 9 AND "IMPORTANT TAX INFORMATION" IN THE LETTER OF TRANSMITTAL.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

   Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

   A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 10, 1997, or at such later time as may apply if the Offer is extended.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED NOT TO HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

   Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under present law, long term capital gains recognized by an individual stockholder generally will be taxed at a maximum U.S. federal marginal tax rate of 28%, and long term capital gains recognized by a corporate stockholder will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

   A stockholder that tenders Shares may be subject to backup withholding at a rate of 31% unless a TIN is provided by such stockholder and such stockholder certifies that such number is correct or properly certifies that such stokholder is awaiting a TIN, or unless an exemption applies. See "Backup Federal Income Tax Withholding" under Section 3 and Instruction 9 and "Important Tax Information" in the Letter of Transmittal.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER (OR THE MERGER) TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

  6. PRICE RANGE OF SHARES; DIVIDENDS

   The Shares trade on the Nasdaq National Market System under the symbol "STNT." The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the Nasdaq National Market System, as well as dividends paid. All prices set forth below are as reported in published financial sources:

                                     MARKET PRICE
                                --------------------
                                   HIGH        LOW      DIVIDENDS
                                ---------  ---------  -----------
YEAR ENDED DECEMBER 31, 1995:
 First Quarter ................   $16.250    $12.500      $.02
 Second Quarter ...............    14.000     10.000       .02
 Third Quarter ................    11.750      9.250       .02
 Fourth Quarter ...............    10.500      8.500       .02

YEAR ENDED DECEMBER 31, 1996:
 First Quarter ................    12.250      9.250       .02
 Second Quarter ...............    12.000      9.750       .02
 Third Quarter ................    11.750      9.500       .02
 Fourth Quarter ...............    15.750      9.750       .02

YEAR ENDING DECEMBER 31, 1997:
 First Quarter ................    17.250     13.375       .02
 Second Quarter
  (through April 10, 1997) ....     21.50     14.250       N/A

   On April 8, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market System was

$16.625. On April 10, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market System was $21 17/64. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION

   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there is not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY

   The information concerning the Company contained in this Offer to Purchase, including financial information (other than the Company's 1997 budget information provided below), has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which were unknown to Parent or the Purchaser.

   The Company is a Delaware corporation with its principal executive offices located at 425 Commerce Drive, Richmond, Indiana 47374. The telephone number of the Company at such offices is (765) 962-6655. The Company is a designer, manufacturer and distributor of a broad range of automotive parts and tools.

   Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

                              STANT CORPORATION
                     SELECTED CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------
                                              1996        1995        1994        1993
                                          ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues ................................   $657,067    $612,358    $287,946    $253,567
Income from Operations ..................     56,644      47,628      31,404      27,336
Income Before Extraordinary Loss and
 Cumulative Effect of Accounting Changes      21,419      14,659      16,399      11,989
Extraordinary Loss ......................         --          --        (435)     (3,322)
Cumulative Effect of Accounting Changes           --          --        (418)     (7,105)
Net Income ..............................     21,419      14,659      15,546       1,562
Preferred Dividends .....................         --          --          --      (1,276)
Net Income Applicable to Common Stock  ..     21,419      14,659      15,546         286
Net Income Per Share
 Primary Basis ..........................   $   1.28    $   0.88    $   0.92    $   0.02
 Fully Diluted Basis ....................   $   1.26    $   0.88    $   0.92    $   0.02
Average Common Stock and Equivalents
 Primary Basis ..........................     16,661      16,686      16,954      13,436
 Fully Diluted Basis ....................     17,010      16,691      16,954      13,685
Cash Dividend per Share .................   $   0.08    $   0.08    $   0.08    $   0.04

                                                            DECEMBER 31,
                                          ----------------------------------------------
                                              1996        1995        1994        1993
                                          ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Total Assets ............................   $581,571    $573,536    $584,026    $241,908
Total Debt ..............................    222,984     250,383     260,190      35,639
Total Stockholders' Equity ..............    200,562     178,096     166,002     152,385

   Certain Operating Relationships. In the ordinary course of business, The Gates Rubber Company ("Gates"), a wholly owned subsidiary of Parent, purchases caps, clamps, thermostats and gaskets from the Company for resale.

   Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copying at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies should also be available at the offices of the Nasdaq National Market System, 1735 K Street, N.W. Washington, D.C. 20006.

   During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included the Company's 1997 budget as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following information: total sales, $718.7 million; EBITDA (earnings before interest, taxes, depreciation and amortization), $94 million; and operating profit, $62.2 million. The foregoing budget information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public
Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The budget is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the budget will be accurate, and actual results may be materially higher or lower than those contained in the budget. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the budget and the Company has made no representation to Parent or the Purchaser regarding the budget information described above.

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

   The Purchaser is a newly incorporated Delaware corporation and an indirect wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 4801 Springfield Street, Dayton, Ohio 45431.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

   Parent is a corporation organized under the laws of England with its principal office located at East Putney House, 84 Upper Richmond Road, London SW15 2ST England. Parent is a broadly based international manufacturing company which owns and operates businesses located principally in the United States and the United Kingdom. Parent is primarily engaged in seven business sectors: (1) fluid controls, (2) services to industry, (3) professional, garden & leisure products, (4) industrial products, (5) milling & baking, (6) food products and (7) Gates (power transmission and hose and connector products).

   Tomkins Corporation is a Delaware corporation and a wholly owned subsidiary of Parent. Tomkins Corporation is a holding company whose holdings include Parent's interests in United States subsidiaries. Tomkins
Corporation's principal office is located at 4801 Springfield Street, Dayton, Ohio 45431.

   Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

   Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 20-F for the fiscal year ended April 27, 1996, which is incorporated herein by reference, and other documents filed by Parent with the SEC. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

   Available Information. Parent is subject to the informational filing requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copies may be obtained from the offices of the SEC in the same manner as set forth with respect to information concerning the Company under the heading "Available Information" in Section 8. Such material should also be available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Except as set forth in this Offer to Purchase, none of the Purchaser or Parent (collectively, the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

  10. SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $410 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through loans from Parent which Parent will fund from cash accounts and available lines of credit. No final decisions have been made by Parent concerning the source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

   For a number of years, Gates has acquired various products from the Company in the ordinary course of business, including caps, thermostats, gaskets and clamps. See Section 8.

   For the past several years, Gates has monitored the Company as a potential acquisition candidate. In January 1997, Parent decided to approach the Company regarding a possible acquisition, following the

January 1997 appointment of John P. Reilly as the Company's President and Chief Executive Officer. On March 10, 1997, a representative of Parent met with a representative of the Company in New York City to discuss Parent's possible interest in acquiring the Company. At such meeting, the parties agreed to provide to Parent certain information regarding the Company.

   On March 12, 1997, Tomkins Corporation, the Company and an affiliate of the Selling Stockholder entered into a confidentiality agreement preceding Parent's review of certain information concerning the Company.

   On March 14, 1997, representatives of Parent met with representatives of the Company in New York City to discuss Parent's review of information concerning the Company which could lead to an offer to acquire the Company.

   Between March 17 and March 24, 1997, representatives of Parent met with representatives of the Company to discuss the Company's business, valuation parameters of the Company and to discuss generally the terms and conditions of a possible transaction, including Parent's requirement that the Selling Stockholder sign a Stockholder Agreement providing for the sale of the Shares owned by it to Parent, through a tender of such Shares in the Offer or otherwise.

   On April 1, 1997, the Company engaged Morgan Stanley & Co. Incorporated to assist the Company in its evaluation of any offer which might be made by Parent.

   On April 2, 1997, the Company agreed to negotiate exclusively with Parent regarding Parent's proposed acquisition of the Company until April 30, 1997.

   On April 4, 1997, Parent provided the Company with a revised Merger Agreement in response to a form of Merger Agreement furnished by the Company. On April 5, 1997, representatives of Parent and representatives of the Company began negotiating the terms of a definitive Merger Agreement and a definitive Stockholder Agreement.

   Negotiations between Parent and the Company continued through April 8, 1997, culminating in Parent and the Company agreeing upon a form of Merger Agreement and a form of Stockholder Agreement which were presented to and approved by a Committee of Parent's Board of Directors at a meeting held on April 8, 1997, subject to finalization of certain open items.

   After completion of final negotiations, a meeting of the Board of Directors of the Company was held on April 9, 1997, at which the definitive Merger Agreement was approved by the Board of Directors of the Company. Following this approval, the Merger Agreement and the Stockholder Agreement were executed, and the transactions were publicly announced on April 9, 1997.

  12. PURPOSE OF THE OFFER, MERGER, MERGER AGREEMENT AND STOCKHOLDER
AGREEMENT

   The purpose of the Offer, the Merger, the Merger Agreement and the Stockholder Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Tomkins Corporation. The Offer and the Stockholder Agreement are intended to increase the likelihood that the Merger will be effected.

   Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

   The Offer. The Merger Agreement provides that, subject to the provisions of the Merger Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of the Merger Agreement, the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not reduce the number of

Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, except as provided in the next two sentences, extend the Offer, change the form of consideration payable in the Offer, or waive or modify the Minimum Condition. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase Shares set forth in paragraphs (a), (b) and (e) under "Conditions to the Offer" below, shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clauses (i), (ii) or (iii) of this sentence. In addition, the Purchaser shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 1997.

   The Merger. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Tomkins Corporation, the Purchaser or any other subsidiary of Tomkins Corporation or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

   Vote Required to Approve Merger. The Delaware General Corporate Law (the "DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger, consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Selling Stockholder were to tender all of the Shares which are subject to the Stockholder Agreement pursuant to the Offer and the Purchaser were to accept for payment and purchase all such Shares), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

   Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) if required by applicable law, the Merger Agreement shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding Shares in accordance with applicable law and the Company's Restated Certificate of Incorporation, (2) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Purchaser and Tomkins Corporation shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company, (1) by mutual written consent of the Company and Tomkins Corporation (2) by either the Company or Tomkins Corporation if (a) the Purchaser shall not have purchased any Shares pursuant to the Offer prior to December 31, 1997, provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate the Merger Agreement as described in clause 2(a) shall not be available to any party whose failure to fulfill any of its obligations under any Operative Agreement results in the failure of any such condition or (b) if any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Government Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (3) by the Company if (a) the Board of Directors of the Company approves or recommends a superior proposal under circumstances described below in the second paragraph under "Takeover Proposals" and (b) the Company has paid to Tomkins Corporation an amount in cash equal to the sum of the Termination Fee (as defined below), or (4) by Tomkins Corporation or the Purchaser if the Purchaser terminates the Offer as a result of the occurrence of any event set forth in paragraph (d) of "Conditions to the Offer" below.

   Takeover Proposals. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director, officer or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to: (1) solicit, initiate or encourage the submission of any takeover proposal, (2) except as provided in the next paragraph, enter into any agreement with respect to any takeover proposal or (3) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited bona fide takeover proposal from a person that the Board of Directors of the Company reasonably believes has the financial ability to make a superior proposal (as defined below), subject to compliance with the second following paragraph, furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations (including the solicitation of revised takeover proposals) with such person. The Merger Agreement defines "takeover proposal" as any proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 30% of the equity securities of the Company or more than 30% of the Company's consolidated total assets, other than the transactions contemplated by the Operative Agreements.

   The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tomkins Corporation or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger) a superior proposal. For purposes of the Merger Agreement, a "superior proposal" means a bona fide takeover proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger.

   In addition to the obligations of the Company set forth in the preceding paragraph, the Merger Agreement provides that the Company shall advise Tomkins Corporation orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. The Company is further required under the terms of the Merger Agreement to keep Tomkins Corporation fully informed of the status and details of any such takeover proposal or inquiry; provided, however, that neither the Company nor its Board of Directors are required to take any action that the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, would be inconsistent with its fiduciary duties.

   The Merger Agreement provides that nothing contained therein shall prohibit the Company and its Board of Directors from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer; provided, however, that the Company may not, except as permitted by the second preceding paragraph, withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

   Fees and Expenses. The Merger Agreement provides that the Company shall pay to Parent upon demand a fee of $15,000,000 (the "Termination Fee") if (i) Tomkins Corporation or the Company terminates the Merger Agreement under the circumstances described in clause 2(a) under "Termination of the Merger Agreement" as a result of the failure of any condition set forth in paragraph
(d) under "Conditions to the Offer" below, (ii) (a) after the date of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a takeover proposal,
(b) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such takeover proposal is made (and in any event for at least ten business days following the date such takeover proposal is made), (c) the Minimum Condition shall not have been satisfied at the expiration of the Offer and (d) the Merger Agreement shall thereafter be terminated by either Tomkins Corporation or the Company under the circumstances described in clause 2(a) under "Termination of the Merger Agreement," or (iii) the Merger Agreement is terminated under the circumstances described in clauses (3) or (4) under "Termination of the Merger Agreement."

   Conduct of Business by the Company. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of the Purchaser's designees to the Board of Directors of the Company pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Merger Agreement further provides that, except as contemplated by the Merger Agreement or otherwise approved in writing by Tomkins Corporation, during the period from the date of the Merger Agreement to the Control Time, the Company shall not, and shall not permit any of its subsidiaries to, (1) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms; (3) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company, (7) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $30,000 or, in the aggregate, are in excess of $250,000; (8) (a) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of December 31, 1996, (b) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, (c) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (d) amend any benefit plan in any respect; (9) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms; (11) except in the ordinary course of business, modify, amend or terminate any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or waive or release or assign any material rights or claims; (12) make any material tax election or settle or compromise any material income tax liability; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

   Pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would or that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals", any of the conditions to the Offer or to the Merger not being satisfied. In addition, the Merger Agreement provides that the Company shall take appropriate action to postpone the annual meeting of stockholders of the Company originally scheduled to be held on April 30, 1997 until termination of the Merger Agreement, and until such time the Company shall take no further action with respect to the matters contemplated to be considered by the stockholders at such meeting.

   In addition, the Merger Agreement provides that the Company shall promptly advise Tomkins Corporation orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

   Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as shall give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Tomkins Corporation bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two Independent Directors or shall have at least three Independent Directors in the event the total number of directors on the Board of Directors of the Company is greater than six; and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Tomkins Corporation or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Tomkins Corporation necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above. The Merger Agreement also provides that the provisions of this paragraph are in addition to and shall not limit any rights which the Purchaser, Tomkins Corporation or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

   Stock Options. The Merger Agreement provides that (a) either prior to or as soon as practicable following the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (A) the price per Share to be paid pursuant to the Offer over (B) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

   The Merger Agreement provides further that all Stock Plans shall terminate as of the Effective Time and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Plan or any other benefit plan of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

   Indemnification. The Purchaser and Tomkins Corporation have agreed in the Merger Agreement that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the

Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time, and Tomkins Corporation shall ensure that all such rights to indemnification are honored on a timely basis. The Merger Agreement provides further that Tomkins Corporation shall cause to be maintained for a period of not less than three years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (such 150% amount, the "Maximum Premium"); provided, however, that Tomkins Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers. If the existing D&O Insurance expires, is terminated or canceled during such three-year period, the Merger Agreement provides that Tomkins Corporation shall use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company has represented to Tomkins Corporation in the Merger Agreement that the Maximum Premium is $462,000. Following the date of the Merger Agreement, the Company will not amend or modify the D&O Insurance.

   Benefit Plans. Parent has agreed in the Merger Agreement to cause the Surviving Corporation for a period of six months after the Effective Time, to provide benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of the Merger Agreement except for the treatment of Stock Options as described under "Stock Options."

   Reasonable Notification. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Operative Agreements.

   Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of the Purchaser's and Tomkins Corporation's respective obligations under the Operative Agreements.

   Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Tomkins Corporation and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since December 31, 1996, absence of excess parachute payments, inapplicability of state takeover statutes, the opinion of the Company's financial advisor, brokers, fees and expenses, intellectual property, environmental protection, transactions with affiliates, contracts, customers and product liability.

   Stockholder Agreement. The following is a summary of the material terms of the Stockholder Agreement. This summary is qualified in its entirety by reference to the Stockholder Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Stockholder Agreement may be examined and a copy of it may be obtained at the place and in the manner set forth under the heading "Available Information" in Section 8.

   Tender of Shares. In connection with the execution of the Merger Agreement, Tomkins Corporation and the Purchaser entered into a Stockholder Agreement with the Selling Stockholder. Upon the terms and subject to the conditions of such agreement, the Selling Stockholder has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by the Selling Stockholder.

   Stock Option. In order to induce Tomkins Corporation and the Purchaser to enter into the Merger Agreement, the Selling Stockholder has granted to the Purchaser an irrevocable option (a "Stock Option") to purchase its Shares (the "Option Shares") at an amount (the "Purchase Price") equal to $21.50 per share. Pursuant to the Stockholder Agreement, if (i) the Merger Agreement is terminated in accordance with (3) or (4) under "Termination of the Merger Agreement" above or (ii) the Merger Agreement is terminated in accordance with (2)(a) under "Termination of the Merger Agreement" above and (x) the Selling Stockholder shall have breached the agreement to tender its Shares pursuant to the Offer or (y) at the time of such termination, the Minimum Condition shall not have been satisfied, the Stock Option shall, in any such case, become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable in whole or in part until the date which is 120 days after the date of the occurrence of such event (the "120 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise, shall have expired or been waived, and (ii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stock Option pursuant to the Stockholder Agreement. The Stockholder Agreement provides that if (i) all HSR Act waiting periods have not expired or been waived, or (ii) there shall be in effect any such injunction or order, in each case on the expiration of the 120 Day Period, the 120 Day Period shall be extended until five business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods, and (B) the date of removal or lifting of such injunction or order.

   Provisions Concerning the Shares. The Selling Stockholder has agreed that during the period commencing on the date of the Stockholder Agreement and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Shares or in connection with any written consent of the holders of Shares, the Selling Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by the Selling Stockholder: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; and (ii) against any takeover proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Operative Agreements or which would result in any of the conditions set forth under "Conditions to the Offer" below or "Conditions to the Merger" above not being fulfilled. In addition, the Selling Stockholder has appointed representatives of Tomkins Corporation as proxies to vote its Shares or grant a consent or approval in respect of such Shares in favor of the various transactions contemplated by the Merger Agreement and against any takeover proposal. The Selling Stockholder has also agreed not to transfer its Shares and has agreed that neither it nor any of its subsidiaries or affiliates shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Tomkins Corporation, any of its affiliates or representatives) concerning any takeover proposal.

   Other Covenants, Representations, Warranties. In connection with the Stockholder Agreement, the Selling Stockholder made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Stockholder's authority to enter into and perform its obligations under the Stockholder Agreement, (iii) the absence of conflicts, (iv) requisite governmental consents and approvals, and (v) the absence of encumbrances on and in respect of the Selling Stockholder's Shares. Tomkins Corporation and the Purchaser have made certain representations and warranties with respect to Tomkins Corporation and the Purchaser's authority to enter into the Stockholder Agreement and the absence of conflicts and applicable governmental consents and approvals.

   Letter Agreement. In connection with the execution of the Merger Agreement, W. Thomas Margetts, the Senior Vice President--Corporate Development of the Company and the beneficial owner of 204,099 Shares (or approximately 1% of the outstanding Shares on a fully diluted basis), of which 202,299 are Shares issuable upon exercise of Stock Options, agreed that if he were to exercise any of his Stock Options during the pendency of the Offer, he would validly tender (or cause the record owner of such Shares to validly tender), and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares issued upon such exercise. In addition, Mr. Margetts also agreed not to exercise his Stock Options following consummation of the Offer.

   Confidentiality Agreement. Pursuant to the Confidentiality Agreement entered into as of March 12, 1997 by Tomkins Corporation, the Company and Bessemer Partners & Co., an affiliate of the Selling Stockholder (the "Confidentiality Agreement"), the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the SEC as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading "Available Information" in Section 8 of this Offer to Purchase.

   Other Matters. Under Delaware law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. Delaware law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stockholder Agreements or otherwise, the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without approval of any other stockholder of the Company.

   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

   Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including the subject corporation having adopted an amendment to its by-laws providing that Section 203 is inapplicable to such corporation. Pursuant to the terms of the Company's Amended and Restated By-laws, Section 203 of the DGCL is inapplicable to the Company.

   The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

   The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

   Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although Parent has no current plans with respect to any of such matters.

   Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  13. DIVIDENDS AND DISTRIBUTIONS

   As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

  14. CONDITIONS TO THE OFFER

   Notwithstanding any other terms of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity or any other person (in the case of any suit, action or proceeding by a person other than a

    Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success) (i) challenging the acquisition by Tomkins Corporation or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Operative Agreements, or seeking to obtain from the Company, Tomkins Corporation or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Tomkins Corporation or any of their respective subsidiaries of any material portion of the business or assets of the Company, Tomkins Corporation or any of their respective subsidiaries, or to compel the Company, Tomkins Corporation or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Tomkins Corporation or any of their respective subsidiaries, as a result of the Offer or any of the other transactions contemplated by the Operative Agreements, (iii) seeking to impose limitations on the ability of Tomkins Corporation or the Purchaser to acquire or hold or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Tomkins Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole;

     (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Tomkins Corporation, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any of the other transactions contemplated by the Operative Agreements by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

     (c) since the date of the Merger Agreement there shall have occurred any material adverse change or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a material adverse change in the businesses, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole, other than changes relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any of its subsidiaries;

     (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Tomkins Corporation or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

     (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving the United Kingdom and, in the case of armed hostilities involving the United Kingdom, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United Kingdom, (iv) any limitation (whether or not mandatory) by any United States or the United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

     (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

     (h) the Merger Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of the Purchaser, in any such case, giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for any of the Shares.

   Subject to the provisions of the Merger Agreement set forth under "The Offer" above, the foregoing conditions (i) may be asserted by Tomkins Corporation and the Purchaser regardless of the circumstances giving rise to such condition and (ii) are for the sole benefit of Tomkins Corporation and the Purchaser and may be waived by Tomkins Corporation or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Tomkins Corporation or the Purchaser. The failure by Tomkins Corporation or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS

   Except as described in this Section 15, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

   State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. Pursuant to the Company's Amended and Restated By-laws, Section 203 of the DGCL is not applicable to the Company. See Section 12. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

   United States Antitrust. The Offer, the Merger and the acquisition of Shares pursuant to the Stockholder Agreements are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Tomkins Corporation intends to promptly file a Notification and Report Form with respect to the Offer, the Merger and the purchase of Shares pursuant to the Stockholder Agreement.

   Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   The provisions of the HSR Act would similarly apply to any purchase of the Shares subject to the Stockholder Agreement pursuant to the Stockholder Agreement (other than purchases effected through a tender pursuant to the Offer or purchases pursuant to the Stockholder Agreement occurring after the expiration of the 15-day waiting period connected to the Offer). If, as is expected, the purchase of Shares permitted by the Stockholder Agreement is effected through a tender of such Shares pursuant to the Offer or pursuant to the Stockholder Agreement after the expiration of the 15-day waiting period connected to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply.

   The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Stockholder Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  16. FEES AND EXPENSES

   The Purchaser has retained BZW to act as the Dealer Manager, MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The

Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Information Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses. None of the Dealer Manager, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS

   The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the heading "Available Information" in Section 8 (except that they will not be available at the regional offices of the SEC).

                                                   E&W Acquisition Corp.

April 11, 1997

                                  SCHEDULE I

                           DIRECTORS AND EXECUTIVE
                     OFFICERS OF PARENT AND THE PURCHASER

   1. Directors and Executive Officers of Parent. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United Kingdom, unless otherwise indicated, and, except as otherwise noted, the business address of each such person is c/o Tomkins PLC,
<F1>
East Putney House 84 Upper Richmond Road, London SW15 2ST, England.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ------------------------------------------------------------------------
Gregory F. Hutchings (50)            Director of Parent since 1983, Chief Executive Officer since 1984 and Executive
                                     Chairman since January 1995.

Ian A. Duncan (50)                   Finance Director of Parent since 1984, Managing Director-Finance since 1992 and Deputy Chairman since January 1995.

Robert M. Muddimer (64)              Director of Parent since 1990. Deputy Chairman since February 1996. From 1992 through 1996 he was Chairman of Ranks Hovis McDougall. Between February 1996
                                     and February 1997 he was Chairman of The Gates Corporation and now acts as the Gates link Director for the Parent Board in London.

Richard N. Marchant (50)             Director of Parent since 1982 and Company Secretary since 1979.

Anthony J. Reading (53)              Director of Parent since 1992. Chairman of Tomkins Corporation since 1996.

David J. Snowdon (52)                Director of Parent and Chief Operating Officer since April 1996. Prior to joining he was a senior executive and Associate Director of Hanson PLC. Mr.
                                     Snowdon was with Hanson for over 20 years, during which time he held a number of leading operating positions, the most recent being Chief Executive of ARC.

J. David S. Stark (57)               Director of Parent since 1986.

Charles C. Gates* (75)               Non-Executive Director of Parent since 1996. Chairman and Chief Executive
 Cody Company                        Officer of The Gates Corporation from 1961 until the completion of its sale
 3773 Cherry Creek North Drive,      to Parent in July 1996. Mr. Gates is Chairman of Cody Energy, Inc. and is
 Suite 680                           a Director of the Denver Art Museum Foundation, BHP Petroleum Corporation
 Denver                              of Australia, Hamilton Petroleum Corporation and the Tejas Gas Corporation.
 Colorado 80209                      Citizen of the United States of America.

------------

* Member of Audit Committee and of Remuneration Committee.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ------------------------------------------------------------------------
Roger M. Holland* (54)               Non-Executive Director of Parent since January 1995. In 1990 Mr. Holland became a Director of Cray Electronics Holdings plc and became Chairman in 1993. He resigned from Cray Electronics Holdings plc in March 1996.
Ali E. Wambold* (43)                 Non-Executive Director of Parent since January 1995. Managing Director of
 Lazard Freres & Co. LLC             Lazard Freres & Co. LLC in New York and Managing Director of Lazard Brothers
 30 Rockefeller Plaza                & Co. Ltd. in London. Mr. Wambold has been a Non-Executive Director of the
 New York, NY 10020                  Albert Fisher Group PLC since 1990.
                                     Citizen of the United States of America.


   2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United Kingdom, unless otherwise indicated, and the business address of each such person is c/o Tomkins Corporation, 4801 Springfield Street, Dayton, Ohio 45431.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------  ---------------------------------------------------------------------
Geoffrey D. Eaton (38)      President and Chief Executive Officer of the Purchaser. Executive Vice
                            President of Gates since 1996. Director-Corporate Development (North America)
                            of Parent from 1995 to 1996. From 1992 to 1995 he was Executive Director
                            of RHM.

Simon M. Webber (34)        Senior Vice President and Corporate Secretary of the Purchaser. Executive
                            Officer in Parent's Corporate Development Unit since 1989 and Parent Legal
                            Counsel since 1993.

Dan Disser (40)             Vice President of Finance of the Purchaser. Chief Financial Officer of Tomkins
                            Corporation since March 1995. Comptroller of Tomkins Corporation and Vice
                            President-Finance of Redwing Co. Inc. ("Redwing") from December 1993 to
                            March 1995. Vice President and Comptroller of Redwing from August 1991 to December 1993.
                            Citizen of the United States.

------------

* Member of Audit Committee and of Remuneration Committee

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:
                                CITIBANK, N.A.

            By Hand:                     By Mail: Citibank, N.A.            By Overnight Carrier: Citibank, N.A.

         Citibank, N.A.            c/o Citicorp Data Distribution, Inc.      c/o Citicorp Data Distibution, Inc.
     Corporate Trust Window                   P.O. Box 7072                            404 Sette Drive
   111 Wall Street, 5th Floor           Paramus, New Jersey 07653                 Paramus, New Jersey 07652
    New York, New York 10043

                     Facsimile for Eligible Institutions:
                                (201) 262-3240
                             To confirm fax only:
                                (800) 422-2077

   Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:


                                  BZW [LOGO]
                                 222 Broadway
                              New York, New York 10038
                        (212) 412-1443 (Call Collect)

                   The Information Agent for the Offer is:

                                MACKENZIE
                                PARTNERS, INC. [LOGO]
                               156 Fifth Avenue
                           New York, New York 10010
                        (212) 929-5500 (Call Collect)
                                      or
                        CALL TOLL FREE (800) 322-2885